SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ______)

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INDUSTRIAL SERVICES OF AMERICA, INC.
_______________________________________
(Name of Registrant as Specified in Its Charter)

_______________________________________
(Name of Person(s) Filing Proxy Statement,
if other than the Registrant)

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INDUSTRIAL SERVICES OF AMERICA, INC.
_________________

Notice of Annual Meeting of Shareholders
To Be Held on May 18, 2004
_________________

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. (the "Company") will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Tuesday, May 18, 2004 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

(1) To elect five (5) directors for a term expiring in 2005;

(2) To ratify the selection of Crowe, Chizek and Company, LLC as the Company's independent auditors for the fiscal year ending December 31, 2004; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at close of business on April 1, 2004 are entitled to notice of and to vote at the Annual Meeting. In the event the Annual Meeting should be adjourned to a date or dates later than May 18, 2004, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

By Order of the Board of Directors

Michael P. Shannonhouse
Secretary of the Board of Directors

7100 Grade Lane
Louisville, Kentucky 40213
April 27, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

INDUSTRIAL SERVICES OF AMERICA, INC.
7100 GRADE LANE
LOUISVILLE, KENTUCKY 40213

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Industrial Services of America, Inc., a Florida corporation (the "Company"), to be used at the 2004 Annual Meeting of Shareholders of the Company to be held at 10:00 A.M. (Eastern Daylight Time) on Tuesday, May 18, 2004 and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of the meeting.

        Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If no choices are specified, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors and (ii) the ratification of independent auditors for the 2004 fiscal year. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

        The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. Such expenses, however, do not include any salaries and wages of officers and employees of the Company who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

        The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also vote for, against or abstain from voting on the proposal to ratify the selection of independent auditors for the 2004 fiscal year. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and entitled to vote with respect to that matter.

This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing on or about April 27, 2004.

VOTING SECURITIES

        Only shareholders of record at the close of business on April 1, 2004 are entitled to vote at the Annual Meeting or any adjournments within one hundred twenty (120) days thereof. As of April 1, 2004 there were 3,475,468 shares of the Company's Common Stock outstanding and entitled to vote plus an additional 679,532 shares of Common Stock held by the Company as Treasury Stock. The numbers of outstanding shares reflect the two-for-one stock split that went into effect on March 31, 2004

Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting.

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 1, 2004 for (i) each executive officer and director of the Company, (ii) each person known to management to own of record or beneficially more than five percent of the outstanding shares of the Company's Common Stock, and (iii) all executive officers and directors of the Company as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)(2)(3)	Percentage of Class (1)

Harry Kletter	1,429,408 (4)	40.2%
1208 Park Hills Court
Louisville, Kentucky 40207

K & R Corporation	949,408 (5)	26.7%
7100 Grade Lane
Louisville, Kentucky 40213

Roberta Kletter	360,000 (6)	10.1%
1208 Park Hills Court
Louisville, Kentucky 40207

Alan Schroering	46,200	1.3%

Pat McGruder (7)	40,000	1.1%

Bob Cuzzort	40,000 (8)	1.1%

Roman Epelbaum	40,000 (8)	1.1%

David W. Lester	40,000	1.1%

James E. Vining	40,000	1.1%

All directors and executive as a group	1,675,608 (9)	47.1%

(1)

The table reflects share ownership and the percentage of such share ownership as of April 1, 2004. The percentages are determined on the basis of 3,475,468 shares of Common Stock outstanding (and exclusive of the additional 679,532 shares of Common Stock held by the Company as Treasury Stock), plus, for each individual or entity, the number of shares of Common Stock that may be acquired upon the exercise of stock options within sixty days of April 1, 2004.

(2)	Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of Common Stock owned by him or it.

(3)	Information with respect to beneficial ownership has been obtained from the Company's shareholder records and from information provided by shareholders.

(4)

Includes 949,408 shares of Common Stock beneficially owned by K & R Corporation ("K & R"), the sole shareholder of which is Harry Kletter. Does not include the following shares of Common Stock, as to which Mr. Kletter disclaims beneficial ownership: (i) 360,000 shares owned by Roberta Kletter, the spouse of Harry Kletter; (ii) 40,200 shares owned by the Harry Kletter Family Charitable Foundation, of which Mr. Kletter is a co-advisor; and (iii) 10,810 shares beneficially owned by four adult children of Mr. and Mrs. Kletter.

(5)

Harry Kletter as the sole shareholder, director, President and Chief Executive Officer of K & R is deemed to have shared voting and investment power of the shares of Common Stock beneficially owned by K & R. Roberta Kletter, spouse of Mr. Kletter, is a director and Vice President of K & R. Two of Mr. Kletter's adult children are also officers of K & R.

(6)

Does not include the following shares of Common Stock, as to which Mrs. Kletter disclaims beneficial ownership: (i) 1,429,408 shares owned beneficially by Harry Kletter, the spouse of Roberta Kletter; (ii) 949,408 shares of Common Stock owned by K & R, of which Harry Kletter is the sole shareholder, director, President and Chief Executive Officer; and (iii) 10,810 shares beneficially owned by four adult children of Mr. and Mrs. Kletter.

(7)	The Board of Directors accepted the resignation of Pat McGruder as Chief Operating Officer on April 16, 2004, effective April 12, 2004.

(8)	Reflects 40,000 shares issuable upon exercise of outstanding stock options.

(9)

The percentage of shares owned by all directors and executive officers as a group is based on the applicable number of (i) shares outstanding plus (ii) shares issuable upon exercise of outstanding stock options owned by the group, which vest within sixty days of April 1, 2004.

ITEM I. ELECTION OF DIRECTORS

        The nominees for election as directors are Harry Kletter, Bob Cuzzort, Roman Epelbaum, David W. Lester, and James E. Vining. All nominees for the Board of Directors were elected by the shareholders at the 2003 Annual Meeting for a term expiring at the 2004 Annual Meeting. If elected, all directors will hold office until the 2005 Annual Meeting and until their respective successors have been elected and qualified.

        Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the five nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the five nominees for directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any of said nominees will be unwilling or unable to serve if elected.

        The following table contains certain information regarding each of the nominees for election as directors at this year's annual meeting. Each of these individuals has furnished the respective information shown.

Name and Principal Occupation with Company	Age	Year First Became Director

Harry Kletter	77	1983
Chairman of the Board,
and Chief Executive Officer

Bob Cuzzort	55	2002
Director

Roman Epelbaum	49	2002
Director

David W. Lester	51	2002
Director

James E. Vining	38	2001
Director

Nominees for Directors

HARRY KLETTER has been a director of the Company since 1983. In October 1983, he was elected Chairman of the Board and Chief Executive Officer. Mr. Kletter served as President and Chief Executive Officer of the Company from October 1983 until January 1988, from January 1990 until July 1991, and from August 1992 to December 1997. Mr. Kletter has served as Chief Executive Officer continually since August 1992 and has served as President since May 2000. Mr. Kletter is the sole shareholder of K & R Corporation. Prior to his involvement with the Company, Mr. Kletter was President and Chief Executive Officer of K & R Corporation, which is now a real estate holding company. Prior thereto, Mr. Kletter was the President of Tri-City Industrial Services, Inc., which was involved in the transportation, disposal and management of solid waste. From 1980 to present, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC, which are each real estate ventures.

BOB CUZZORT has served as a director of the Company since May 2002. Mr. Cuzzort served as Chief Operating Officer of the Company from July 2001 to April 2003 and as Director of Human Resources from March 2001 to April 2003. He served previously in charge of special projects for the Company from October 2000 to March 2001. Since May 2003, Mr. Cuzzort has been the General Manager of Brooks Furniture. Mr. Cuzzort served as general manager of Bassett Furniture Direct from March 1998 to August 2000. He served in several management positions with Haverty Furniture Company, Inc. from January 1970 to February 1998.

ROMAN EPELBAUM has been a director of the Company since 2002. He is an enrolled agent licensed to practice before the Internal Revenue Service. Since 1996, he has been the sole shareholder of Tax & Accounting Professionals, Inc., a Louisville, Kentucky based tax services company. From 1990 through 1996, Mr. Epelbaum, as a self-employed tax professional and accountant, provided tax and accounting services to individuals and businesses. From 1989 to 1990, Mr. Epelbaum served as controller of Kentucky Container, Inc. and KYFI, Inc. He worked in the tax department at Touche Ross & Company (now Deloitte & Touche, LLP) from 1983 to 1989.

DAVID W. LESTER has been a director of the Company since February 4, 2002 and previously served as a director from September 2000 through May 2001. He is a certified public accountant and has over twenty-five years of diversified business experience. He has served for over fifteen years as Chief Financial Officer or Chief Operating Officer of several companies and for nearly ten years with KPMG LLP, a Big 5 international public accounting firm. He served as Chief Financial Officer or Chief Operating Officer for multiple public companies, led a company through its initial public offering and has led multiple companies through the development and execution of their business plans. Since August 2003, Mr. Lester has worked as an independent general business consultant. Mr. Lester served as the Senior President of Finance or Chief Financial Officer for SHPS, Inc., a human resource and health management provider from December 2000 to August 2003. From June 1999 to June 2000, he was the Chief Financial Officer, Secretary and Treasurer of Perennial Health Systems, Inc. From March 1998 to May 1999, he was the Chief Financial Officer for Micro Computer Solutions, Inc. From February 1985 to October 1997, Mr. Lester was the Chief Operating Officer or Chief Financial Officer for Kentucky Medical Insurance Company and Stratton-Cheeseman Management Company, the successor to Kentucky Medical Insurance Company. Perennial Health Systems, Inc. and Kentucky Medical Insurance Company were reporting companies under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

JAMES E. VINING has been a director of the Company since 2001. Mr. Vining is a certified public accountant and partner in Vining and Associates, PLLC since September 1998. He served as tax manager with Ernst & Young, LLP from 1997 to 1998, and as a supervisor at Deming, Malone, Livesay and Ostroff from 1991 to 1997.

        None of the directors hold another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of the directors of the Company has any family relationship with any other director or executive officer of the Company.

Governance of the Company

        During 2003, the Board met eight (8) times and took one other action by unanimous written consent. So far in 2004, the Board has met two (2) times. In 2003, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

        The Compensation Committee is responsible for making recommendations to the Board regarding salaries and bonuses to be paid to Company executive officers. During the year ended December 31, 2003, this committee did not meet.

        The Audit Committee confers with the Company's independent auditors regarding the scope and adequacy of annual audits; reviews reports from such independent auditors; and meets with the independent auditors to review the adequacy of the Company's accounting principles, financial controls and policies. The Audit Committee met one time during the first quarter of 2004 to review the report from the independent auditors and the management letter prior to releasing the Form 10-K Annual Report for the fiscal year ended December 31, 2003. The Audit Committee met one time during the second quarter of 2004 with the independent auditors to discuss matters related to the 2004 fiscal year. The Audit Committee met two times during the first quarter of 2004 to review the Form 10-K Annual Report and related press releases for the fiscal year ended December 31, 2003. The Audit Committee met three times in 2003 to review quarterly financial filings. The Audit Committee met once in 2003 to review the management report from the auditors and the 2002 Form 10-K Annual Report before filing. Messrs. Lester, Epelbaum and Vining were appointed to this committee at the Board meeting held May 30, 2002. All current members of the audit committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. ("NASD") listing standards and the Audit Committee Qualifications of Rule 4350(d)(2). The Board of Directors has determined that David W. Lester is an Audit Committee financial expert for the Company and is independent as described in the preceding sentence. The formal report of the Audit Committee with respect to the year 2003 begins on page 13 herein.

        The Nominating Committee is empowered to recommend to the Board nominees for election as directors and persons to fill directors' vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at the Company's principal executive offices not later than December 23 of the previous year for inclusion in the Proxy Statement for the following year's Annual Shareholder meeting.

        The Nominating Committee does not have a charter at this time but is presently working to develop such a charter. Messrs. Harry Kletter, Lester and Vining were appointed to the Nominating Committee at the Board meeting held March 29, 2004. Messrs. Lester and Vining are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. ("NASD") listing standards.

        The Nominating Committee utilizes a subjective analysis to identify and analyze candidates to be nominated as directors, including but not limited to, highest personal and professional ethics and integrity, general business knowledge, interest in the Company's business, and willingness to serve. However, there are currently no minimum qualifications or standards that the Company requires. The Company does not engage or pay any third party to assist in the process of identifying or evaluating candidates.

        The Company would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Florida law and the time limitation stated above. If shareholder nominations were made, the Secretary, without prior screening, would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The Board would then request that the Nominating Committee consider the shareholder nominations. The Nominating Committee would then perform an investigation of the candidate to determine if the candidate were qualified and would present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The Nominating Committee undertakes a similar investigation as to the qualifications of management nominations. Consequently, there effectively would be little difference in the evaluation process of nominations whether generated by shareholders or management.

        The Executive Committee is one to which the Board of Directors may direct or delegate all or part of the duties and powers of the Board of Directors with the exception of those duties and powers specifically prohibited by the laws of the State of Florida. When so designated, the Executive Committee shall have the authority to act in the place and stead of the Board of Directors.

        The Board of Directors has adopted the Industrial Services of America, Inc. Code of Ethics for the Chief Executive Officer and Financial Executives, which may be found on the Company's website at www.isa-inc.com/isafin.htm.

        Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at: Industrial Services of America, Inc., P.O. Box 32429, 7100 Grade Lane Louisville, KY 40232 or by a secure e-mail via the Company's website at www.isa-inc.com/isafin.htm. All communications directed to the Board of Directors will be received and processed by the Industrial Services of America, Inc. Legal Department and will be transmitted to each member of the Nominating Committee without any editing or screening by the Legal Department.

Compensation of Directors

        The Company granted an annual fee of $10,000 payable in equal monthly installments for all non-employee directors during this past year (e.g., Messrs. Epelbaum, Lester, Vining, and Cuzzort). Mr. Lester receives an additional $10,000 for his service as Chairman of the Audit Committee. Each director also received a one-time option to purchase 20,000 shares of Company Common Stock after election to the Board of Directors at an exercise price of $2.50 per share, which became 40,000 shares at an exercise price of $1.25 per share upon the effectiveness of the two-for-one stock split on March 31, 2004. The table below states exercise prices, grant dates and expiration or exercise dates for these options.

Director	Grant Date	Exercise Price (1)	Number of Shares (1)	Expiration or Exercise Date
Bob Cuzzort	May 20, 2003	$1.25	40,000	Expire at the earlier of May 20, 2008 or 60 days after cessation as board member
Roman Epelbaum	May 30, 2002	$1.25	40,000	Expire at the earlier of May 30, 2007 or 60 days after cessation as board member
David W. Lester	February 4, 2002	$1.25	40,000	Exercised option to purchase shares on March 17, 2004.
James E. Vining	May 24, 2001	$1.25	40,000	Exercised option to purchase shares on March 9, 2004.

(1) Prices and numbers of shares reflect values after the two-for-one stock split effective March 31, 2004.

        Mr. Kletter receives no additional consideration for serving on the Board of Directors. Fees for all non-employee directors elected to serve until 2005 will be determined at the first regular meeting of the Board to be held following the Annual Shareholder meeting on May 18, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons who own more than ten percent (10%) of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations from reporting persons that no other reports including Form 5s were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during 2003 with the following exceptions: Alan Schroering did not timely file a Form 4 when he was granted options to purchase 20,000 shares in the Company at an exercise price of $2.50 per share on August 1, 2003. The reporting persons have been informed by the Company of their filing obligations.

ITEM II. RATIFICATION OF INDEPENDENT AUDITORS

        The Company's Form 10-K Annual Report to Shareholders for the fiscal year ended December 31, 2003, including financial statements and the report of Crowe, Chizek and Company, LLC thereon, is being mailed on April 27, 2004 with this Proxy Statement to each of the Company's shareholders of record at the close of business on April 1, 2004. The Board has selected Crowe, Chizek and Company, LLC as independent auditors of the Company's accounts for the fiscal year ending December 31, 2004. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the Board will reconsider the matter of the selection of independent auditors. Representatives of Crowe, Chizek and Company, LLC are not expected to be present at the Annual Meeting. The selection of Crowe, Chizek and Company, LLC will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table sets forth cash and other compensation information for the fiscal years ended December 31, 2003, 2002 and 2001 paid or accrued by the Company, to the Company's Chief Executive Officer.

		Annual Compensation (1)			Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options (#)	All Other Compensation

Harry Kletter	2003	--	--	$0	--	--	--
Chief Executive	2002	--	--	$0	--	--	--
Officer (1)	2001	--	--	$0	--	--	--

(1) K & R, the sole shareholder of which is Mr. Kletter, conducts significant business with the Company. Mr. Kletter receives compensation from K & R. See "EXECUTIVE COMPENSATION -- Certain Transactions."

All other executive officers of the Company earned less than $100,000.

Certain Transactions

K & R Lease; K & R Consulting Agreement

        On February 16, 1998 the Company's Board of Directors ratified and formalized an existing relationship in connection with (i) the leasing by the Company of its facilities from K & R and (ii) the provision of consulting services from K & R to the Company. K & R is an affiliate of the Company and Harry Kletter, the Company's Chairman of the Board and Chief Executive Officer, is the sole shareholder of K & R.

        Lease Agreement. The Lease Agreement (the "K & R Lease"), effective as of January 1, 1998, between K & R, as landlord, and the Company, as tenant, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky (the "Leased Premises"). The principal improvements consist of an approximately 22,750 square foot building used as the Corporate Office, an approximately 8,286 square foot building used for CWS offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet.

        The initial term of the K & R Lease is for ten years with two five-year option periods (the "Option Periods") available thereafter. The base rent for the first five years is $450,000 per annum. The rent for the second five years, beginning January 1, 2003, is $505,272 per annum, payable at the beginning of each month in an amount equal to $42,106 (the "Fixed Minimum Rent"). The Fixed Minimum Rent adjusts each five years, including each of the Option Periods, in accordance with the Consumer Price Index. The Fixed Minimum Rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a "change in control" of the Company. Under the K&R Lease, "change in control" means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of the outstanding stock of the Company acquires a majority of the outstanding stock of the Company, (ii) the Company sells or otherwise disposes of all or substantially all of the assets or business operations of the Company to any other person; or (iii) the Company merges or consolidates with any other person; unless, in any such case, shareholders owning the outstanding voting stock of the Company immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring the Company or surviving the merger or consolidation of the Company in the transaction(s).

        The Company is also required to pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The Company provided a $50,000 security deposit to K & R for performance by the Company of the terms, covenants and conditions of the K & R Lease applicable to it.

        The K & R Lease provides that the Leased Premises may be used by the Company in its metal recycling and recycled paper sorting and bailing businesses, and for its corporate offices. Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K & R), the Company may not (i) make any structural alterations, improvements or additions to the K & R Leased Premises, or (ii) assign (including a change of control) or sublet the Leased Premises. The K & R Lease provides for indemnification of K & R by the Company for all damages arising out of the Company's use or condition of the Leased Premises excepting therefrom K & R's negligence. The K & R Lease further provides that the Company will agree to subordinate its leasehold interest to the mortgage interest of any mortgagee of K & R.

        The K & R Lease provides for termination by the Company upon damage (the "Damage") by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the Damage. All rent ceases as of the "injury date" under these circumstances. The K & R Lease also terminates upon condemnation of the Leased Premises in whole, with a condemnation of a portion of the Leased Premises resulting in an equitable adjustment of the Fixed Minimum Rent.

        Events of Default under the K & R Lease include (i) failure by the Company to pay the Fixed Minimum Rent for 10 days after written demand therefor, (ii) any other default in the observance or performance by the Company of any of the other covenants, agreements or conditions of the K & R Lease, which shall continue for 30 days after written notice, unless the Company shall have commenced and shall be diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting the Company, (iv) vacation of the Leased Premises by the Company, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R Lease or the Company's estate or of any of the Company's interest to anyone other than K & R. Upon the occurrence of an event of default, K & R may, at its option, terminate the K & R Lease and enter into and take possession of the Leased Premises with the right to sue for and collect all amounts due, including damages. All payments are current.

        K & R Consulting Agreement. The K & R Consulting Agreement dated as of January 2, 1998 (the "K & R Consulting Agreement"), by and between the Company and K & R, remains in effect until December 31, 2007, with automatic annual renewals thereafter unless one party provides written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. K & R shall provide strategic planning and development to the Company, including advice on management activities, advertising, financial planning and mergers and acquisitions (the "K & R Consulting Activities"). The Company shall be responsible for all of K & R's expenses and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the K & R Consulting Activities.

        The K & R Consulting Agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate. The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30-day period). The K & R Consulting Agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the Leased Premises. Upon termination, K & R agrees not to engage, directly or indirectly, in the business conducted by, or hire employees from, the Company for a period of five years and within 100 miles of any operation of the Company. The Company's principal shareholder and Chief Executive Officer is compensated through consulting fees pursuant to the K & R Consulting Agreement.

        The K & R Consulting Agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R Consulting Agreement further provides that K & R must maintain the confidentiality of any information of the Company not otherwise in the public domain or required to be disclosed by law.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        This report reflects the Company's compensation policies with respect to its executive officers, as endorsed by the Compensation Committee of the Board, and the resulting actions taken by the Company for the reporting periods shown.

        The Company through its executive compensation policies seeks to provide compensation that will enable the Company to attract and maintain quality executives in the competitive market place. The Company believes in a pay-for-performance policy, to align results for the executive, the Company and the shareholder. Currently, the executive compensation program of the Company is comprised of salary, annual cash incentive bonus opportunity, long-term incentives such as stock options and the employee 401(k) plan in which executives can participate.

The Board, using the criteria set forth in this report, determined the compensation for Harry Kletter as the Company's Chief Executive Officer.

Submitted by the Compensation Committee of the Board of Directors,

David W. Lester

REPORT OF THE AUDIT COMMITTEE

        In accordance with its Amended and Restated Charter (attached as Appendix A), the Audit Committee of the Board ("Committee") assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial practices of the Company. In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risk.

        On February 20, 2004, the Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement of Accounting Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

        In discharging its oversight responsibility as to the audit process, the Company obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Company reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risk.

        The Committee reviewed the audited financial statements of the Company with the independent auditors on February 20, 2004 and management on February 24, 2004. Based upon this review, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The audit committee has considered whether the provision of these services is compatible with maintaining accounting independence.

David W. Lester, Audit Committee Chairman
Roman Epelbaum, Director and Audit Committee Member
James E. Vining, Director and Audit Committee Member

Independent Auditors Fees

The aggregate fees billed for professional services by Crowe, Chizek and Company LLC in 2003 and 2002 for various services are as follows:

        Audit Fees: $75,500 and $73,425 for services rendered for the annual audit of the Company's financial statements for years ending December 31, 2003 and 2002, respectively, the quarterly reviews of the financial statements included in the Company's Form 10-Qs and the annual audit of the Company's 401K retirement plan.

Audit Related Fees: $0 for years ending December 31, 2003 and 2002.

Tax Fees: $13,500 and $13,000 incurred for the preparation of current federal and state income tax, franchise tax and property tax forms for years ending December 31, 2003 and 2002.

All Other Fees: $0 and $7,450 incurred for the preparation of prior year state franchise tax and property tax forms for years ending December 31, 2003 and 2002.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except as described below.

        The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by the Company to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. Crowe, Chizek and Company LLC in 2003 did not provide any such services.

PERFORMANCE GRAPH

        The following performance graph compares the performance of the Company's Common Stock to the Standard & Poors 500 and to a peer group for the period commencing December 1998. Since there is no nationally recognized industry index consisting of consultants in the business of retail and industrial waste management sales and service of waste handling equipment to be used as a peer group index, the Company constructed its own peer group. This peer group is comprised of four companies which represent the other public companies in the industry -- Casella Waste Systems, Inc., Republic Services, Inc., Waste Connections, Inc., and Waste Holdings, Inc. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 1998 and that all dividends were reinvested.

	Cumulative Total Return
	12/98	12/99	12/00	12/01	12/02	12/03

INDUSTRIAL SERVICES OF AMERICA, INC.	100.00	73.80	92.68	88.59	78.05	171.51
S & P 500	100.00	121.04	110.02	96.95	75.52	97.18
PEER GROUP	100.00	70.56	85.33	97.20	102.63	122.38

SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the next Annual Meeting of shareholders must be received by the Company at its principal executive offices in Louisville, Kentucky on or before December 23, 2004 for inclusion in the Company's proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

OTHER MATTERS

        The board knows of no business, which will be presented for consideration at the Annual Meeting other than that described above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

By Order of the Board of Directors

Michael P. Shannonhouse
Secretary of the Board of Directors

Louisville, Kentucky
April 27, 2004

Appendix A

Industrial Services of America, Inc.
Amended and Restated Audit Committee Charter

Organization

        There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed solely of directors who meet the independence and experience requirements of the NASDAQ Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the Rules and Regulations of the Securities and Exchange Commission (the "Commission") and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. All committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Audit Committee) and at least one member shall have accounting or related financial management expertise.

Statement of Policy

        The Audit Committee shall provide assistance to the corporate directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, internal controls, financial reporting and disclosure practices of the corporation, legal and ethical compliance procedures and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation. The Audit Committee shall have a clear understanding with management and with the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the corporation's shareholders.

Responsibilities

        In carrying out its responsibilities, the Board of Directors believes the policies and procedures of the Audit Committee should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

•

Be directly responsible for the appointment, compensation, oversight and retention of the independent auditors employed by the corporation to audit the financial statements of the corporation and its divisions and subsidiaries. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships the independent auditors have with the corporation to determine their continued independence. The Audit Committee will discuss with the independent auditors the matters included in the written disclosures required by the Independence Standards Board.

•

Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors. The Audit Committee will also approve the estimated cost of the annual audit and the level and scope of non-audit services provided by the independent auditors.

•

Review with the independent auditors and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation, and adopt any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

•

Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•

Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•

Review and discuss the financial statements contained in the annual report to shareholders and the Form 10-K report, including Management's Discussion and Analysis, with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and filed with the Commission. Any changes in accounting principles should be reviewed.

•

On a quarterly basis, review and discuss with management and the independent auditors the interim financial statements, including the results of the independent auditors' review of the quarterly financial statements, before filing the corporation's Form 10-Q with the Commission.

•	Discuss with the independent auditors the appropriateness of the accounting principles and financial disclosure practices used or proposed to be adopted by the corporation.

•

Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit. The Audit Committee should consult periodically with the independent auditors out of the presence of management about the adequacy of the corporation's internal control structure and the completeness and accuracy of the corporation's financial statements.

•

Establish, review and update periodically a code of business conduct and ensure that management has established a system to enforce this code. The Audit Committee will periodically review company policy statements and procedures to determine their adherence to the corporation's code of business conduct.

•	Review periodically with the corporation's counsel legal and regulatory matters that may materially affect the corporation's financial statements, compliance policies and programs.

•	Conduct an appropriate review of all related party transactions on a continuing basis and review potential conflict of interest situations where appropriate.

•	Review accounting, financial, human resources and management succession planning within the corporation.

•

Establish procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Review and update this Charter on an annual basis, or more frequently as appropriate.

•	Perform such other duties and functions consistent with this Charter, the corporation's bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

[ X ]	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY INDUSTRIAL SERVICES OF AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Harry Kletter and Michael P. Shannonhouse, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of common stock, $.005 par value, of Industrial Services of America, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 18, 2004, at 10:00 a.m., EDT, at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, and at any and all adjournments thereof.

			1. ELECTION OF DIRECTORS Harry Kletter Robert Cuzzort Roman Epelbaum David W. Lester James E. Vining		For [ ]	With- hold [ ]	For All Except [ ]
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
The Board of Directors recommends a vote FOR each of the following proposals:			__________________________________________________________

			2.	PROPOSAL TO RATIFY THE SELEC-TION OF CROWE, CHIZEK AND COMPANY, LLC AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.	For [ ]	Against [ ]	Abstain [ ]

			3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxies shall vote such shares as specified herein. If a choice is not specified, they shall vote for the election of all nominees for directors and in favor of all proposals.

Please be sure to sign and date this Proxy in the box below.		Date _____________________	Name(s) should be singed exactly as shown to the left hereof. Title should be added if signing as executor, administrator, trustee, etc.
___________________________ ____________________________ Stockholder sign above Co-Holder (if any) sign above

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Detach above card, sign, date and mail in postage paid envelop provided.

INDUSTRIAL SERVICES OF AMERICA, INC.

PLEASE DATE, SIGN AND RETURN THIS PROXY
PROMPTLY IN THE ACCOMPANYING ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOP PROVIDED.

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